Exhibit 99

News Release		The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, VP, Investor Relations and
Corporate Communications (805) 367-3722

RYLAND REPORTS RESULTS FOR THE FOURTH QUARTER OF 2012

WESTLAKE VILLAGE, Calif. (January 29, 2013) — The Ryland Group, Inc. (NYSE: RYL), today announced results for its quarter ended December 31, 2012.  Items of note included:

•                 Net income from continuing operations totaled $28.9 million, or $0.56 per diluted share, for the quarter ended December 31, 2012;

•                 New orders increased 64.1 percent to 1,493 units for the fourth quarter of 2012 from 910 units for the fourth quarter of 2011.  New order dollars rose 82.0 percent to $425.9 million for the fourth quarter of 2012 from $234.0 million for the same period in 2011;

•                 Closings increased 58.9 percent to 1,567 units for the quarter ended December 31, 2012, compared to 986 units for the same period in the prior year;

•                 Backlog rose 61.4 percent to 2,391 units at December 31, 2012, from 1,481 units at December 31, 2011;

•                 Active communities increased 12.8 percent to 238 communities at December 31, 2012, from 211 communities at December 31, 2011;

•                 Revenues totaled $440.1 million for the quarter ended December 31, 2012, representing a 68.3 percent increase from $261.4 million for the quarter ended December 31, 2011;

•                 Average closing price increased 5.9 percent to $270,000 for the quarter ended December 31, 2012, from $255,000 for the same period in 2011;

•                 Housing gross profit margin was 20.0 percent for the fourth quarter of 2012, compared to 18.1 percent for the fourth quarter of 2011;

•                 Selling, general and administrative expense (including corporate) totaled 13.4 percent of homebuilding revenues for the fourth quarter of 2012, compared to 16.4 percent for the fourth quarter of 2011;

•                 Cash, cash equivalents and marketable securities totaled $614.6 million at December 31, 2012, with no outstanding borrowings against the Company’s $75.0 million financial services credit facility; and

•                 Net debt-to-capital ratio was 50.8 percent at December 31, 2012, compared to 36.7 percent at December 31, 2011.

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RYLAND FOURTH-QUARTER RESULTS

RESULTS FOR THE FOURTH QUARTER OF 2012

For the quarter ended December 31, 2012, the Company reported net income from continuing operations of $28.9 million, or $0.56 per diluted share, compared to net income of $1.3 million, or $0.03 per diluted share, for the same period in 2011.  There were no pretax charges related to early retirement of debt for the quarter ended December 31, 2012, compared to $274,000 for the quarter ended December 31, 2011.  The Company had pretax charges related to feasibility cost write-offs that totaled $300,000 for the quarter ended December 31, 2012, compared to $1.1 million of inventory and other valuation adjustments and write-offs for the same period in 2011.

The homebuilding segments reported pretax earnings of $32.1 million for the fourth quarter of 2012, compared to pretax earnings of $7.0 million for the same period in 2011.  This increase was primarily due to a rise in closing volume; higher housing gross profit margin, including lower inventory and other valuation adjustments and write-offs; and a reduced selling, general and administrative expense ratio, partially offset by higher interest expense.

Homebuilding revenues increased 67.7 percent to $427.5 million for the fourth quarter of 2012, compared to $254.9 million for the same period in 2011.  This rise in homebuilding revenues was primarily attributable to a 58.9 percent increase in closings that totaled 1,567 units for the quarter ended December 31, 2012, compared to 986 units for the same period in the prior year, as well as to a 5.9 percent increase in average closing price, which was $270,000 for the fourth quarter of 2012, versus $255,000 for the same period in 2011.  Homebuilding revenues for the fourth quarter of 2012 included $3.8 million from land sales, which resulted in pretax earnings of $981,000, compared to homebuilding revenues for the fourth quarter of 2011 that included $3.1 million from land sales, which resulted in pretax earnings of $228,000.

New orders increased 64.1 percent to 1,493 units for the quarter ended December 31, 2012, compared to new orders of 910 units for the same period in 2011.  The Company had an average monthly sales absorption rate of 2.1 homes per community for the quarter ended December 31, 2012, versus 1.4 homes per community for the quarter ended December 31, 2011, and an average cancellation rate of 17.9 percent for the quarter ended December 31, 2012, versus 21.4 percent for the same period in 2011.  For the fourth quarter of 2012, new order dollars increased 82.0 percent to $425.9 million from $234.0 million for the fourth quarter of 2011.  At December 31, 2012, backlog increased 61.4 percent to 2,391 units from 1,481 units at December 31, 2011.  At the end of the fourth quarter of 2012, the dollar value of the Company’s backlog was $663.4 million, reflecting a 73.8 percent rise from the end of the prior year.

Housing gross profit margin was 20.0 percent for the quarter ended December 31, 2012, compared to 18.1 percent for the quarter ended December 31, 2011.  This improvement in housing gross profit margin was primarily attributable to a decline in direct construction and land costs; higher leverage of direct overhead expense due to an increase in the number of homes delivered; lower inventory and other valuation adjustments

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RYLAND FOURTH-QUARTER RESULTS

and write-offs; and reduced sales incentives and price concessions.  For the fourth quarter of 2012, sales incentives and price concessions totaled 8.7 percent, compared to 10.7 percent for the same period in 2011.

Selling, general and administrative expense, including corporate, totaled 13.4 percent of homebuilding revenues for the fourth quarter of 2012, compared to 16.4 percent for the fourth quarter of 2011.  This decrease in the selling, general and administrative expense ratio was primarily attributable to higher leverage resulting from increased revenues and to the impact of cost-saving initiatives, partially offset by higher compensation expense primarily due to the impact of fluctuations in the Company’s stock price.

The homebuilding segments recorded $5.1 million of interest expense during the fourth quarter of 2012, compared to $3.9 million during the fourth quarter of 2011.  This increase in interest expense from the fourth quarter of 2011 was primarily due to interest incurred on additional senior notes issued in 2012, partially offset by the capitalization of a greater amount of interest incurred during the fourth quarter of 2012, which resulted from a higher level of inventory under development.

During the fourth quarter of 2012, the Company used $129.8 million of cash for operating activities, provided $117.6 million of cash from investing activities and used $56.4 million of cash for financing activities.

For the quarter ended December 31, 2012, the financial services segment reported pretax earnings of $6.2 million, compared to $437,000 for the same period in 2011.  This improvement was primarily attributable to increases in locked loan pipeline and origination volumes, higher title income and lower indemnification expense, partially offset by a rise in personnel and legal expenses and by interest related to the financial services credit facility that was entered into during December 2011.

The Company’s net loss from discontinued operations totaled $374,000, or $0.01 per diluted share, for the quarter ended December 31, 2012, compared to a net loss of $451,000, or $0.01 per diluted share, for the same period in 2011.

ANNUAL RESULTS FOR 2012

For the year ended December 31, 2012, the Company reported net income from continuing operations of $42.4 million, or $0.88 per diluted share, compared to a net loss of $29.9 million, or $0.67 per diluted share, for the same period in 2011.  Pretax charges related to early retirement of debt totaled $9.1 million and $1.6 million for the years ended December 31, 2012 and 2011, respectively.  The Company had pretax charges related to inventory and other valuation adjustments and write-offs that totaled $6.3 million and $17.3 million for the years ended December 31, 2012 and 2011, respectively.

The homebuilding segments reported pretax earnings of $63.9 million for the year ended December 31, 2012, compared to a pretax loss of $16.8 million for the same period in 2011.  This increase was primarily due to a rise in closing volume; higher housing gross profit margin, including lower inventory and other valuation adjustments and write-offs; a decline in interest expense; and a reduced selling, general and administrative expense ratio.

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RYLAND FOURTH-QUARTER RESULTS

Homebuilding revenues increased 47.3 percent to $1.3 billion for the year ended December 31, 2012, compared to $862.6 million for the same period in 2011.  This rise in homebuilding revenues was primarily attributable to a 40.9 percent increase in closings that totaled 4,809 units for the year ended December 31, 2012, compared to 3,413 units for the same period in 2011, as well as to a 4.8 percent increase in average closing price, which was $263,000 for the year ended December 31, 2012, versus $251,000 for the same period in 2011.  Homebuilding revenues for the year ended December 31, 2012, included $7.7 million from land sales, which resulted in pretax earnings of $2.5 million, compared to homebuilding revenues for the same period in 2011 that included $5.4 million from land sales, which resulted in pretax earnings of $426,000.

New orders increased 51.8 percent to 5,719 units for the year ended December 31, 2012, compared to new orders of 3,767 units for the same period in 2011.  The Company had an average monthly sales absorption rate of 2.2 homes per community for the year ended December 31, 2012, versus 1.5 homes per community for the year ended December 31, 2011, and an average cancellation rate of 19.0 percent for the year ended December 31, 2012, versus 20.2 percent for the same period in 2011.  For the year ended December 31, 2012, new order dollars increased 61.9 percent to $1.5 billion from $954.0 million for the same period in 2011.

Housing gross profit margin was 19.1 percent for the year ended December 31, 2012, compared to 16.7 percent for the same period in 2011.  This improvement in housing gross profit margin was primarily attributable to a decline in direct construction and land costs; higher leverage of direct overhead expense due to an increase in the number of homes delivered; lower inventory and other valuation adjustments and write-offs; and reduced sales incentives and price concessions.  For the year ended December 31, 2012, sales incentives and price concessions totaled 9.6 percent, compared to 11.2 percent for the same period in 2011.

Selling, general and administrative expense, including corporate, totaled 14.9 percent of homebuilding revenues for the year ended December 31, 2012, compared to 18.3 percent for the same period in 2011.  This decrease in the selling, general and administrative expense ratio was primarily attributable to higher leverage resulting from increased revenues and to the impact of cost-saving initiatives, partially offset by higher compensation expense primarily due to the impact of fluctuations in the Company’s stock price.

The homebuilding segments recorded $16.1 million of interest expense for the year ended December 31, 2012, compared to $18.3 million for the same period in 2011.  This decrease in interest expense from 2011 was primarily due to the capitalization of a greater amount of interest incurred during 2012, which resulted from a higher level of inventory under development, partially offset by interest incurred on additional senior notes issued in 2012.

For the year ended December 31, 2012, the financial services segment reported pretax earnings of $13.1 million, compared to $5.7 million for the same period in 2011.  This improvement was primarily attributable to increases in locked loan pipeline and origination volumes and to higher title income, partially offset by a rise in personnel and legal expenses and by interest related to the financial services credit facility that was entered into during December 2011.

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RYLAND FOURTH-QUARTER RESULTS

The Company’s net loss from discontinued operations totaled $2.0 million, or $0.04 per diluted share, for the year ended December 31, 2012, compared to a net loss of $20.9 million, or $0.47 per diluted share, for the same period in 2011.

OVERALL EFFECTIVE TAX RATE

The Company had an overall effective income tax expense rate of 3.8 percent for the year ended December 31, 2012, compared to an overall effective income tax benefit rate of 5.3 percent for the year ended December 31, 2011.  For the years ended December 31, 2012 and 2011, the Company recorded a net valuation allowance decrease of $11.6 million and an increase of $16.6 million, respectively, against its deferred tax assets.  As of December 31, 2012, the balance of the Company’s deferred tax valuation allowance was $258.9 million.

FINANCIAL SERVICES CREDIT FACILITY

In December 2012, Ryland Mortgage Company and its subsidiaries and RMC Mortgage Corporation (collectively referred to as “RMC”) renewed its $75.0 million repurchase credit facility with JPMorgan Chase Bank, N.A.  This facility is used to fund, and is secured by, mortgages originated by RMC, pending the sale of those mortgages by RMC.  This facility will expire in December 2013.  At December 31, 2012, the Company had no outstanding borrowings against this credit facility.

TREND HOMES ACQUISITION

In December 2012, the Company acquired the Phoenix, Arizona, operations and assets of Trend Homes. This acquisition has provided the Company with an ongoing successful operation in that market and 1,020 additional lots and homes.  For the quarter and year ended December 31, 2012, there were 113 new orders and 21 closings related to this acquisition.

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RYLAND FOURTH-QUARTER RESULTS

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 300,000 homes and financed more than 250,000 mortgages.  The Company currently operates in 13 states across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others:

•                 economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, the impact of, and changes in, governmental stimulus, tax and deficit reduction programs, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                 changes and developments in the mortgage lending market, including revisions to underwriting standards for borrowers and lender requirements for originating and holding mortgages, changes in government support of and participation in such market, and delays or changes in terms and conditions for the sale of mortgages originated by the Company;

•                 the availability and cost of land and the future value of land held or under development;

•                 increased land development costs on projects under development;

•                 shortages of skilled labor or raw materials used in the production of homes;

•                 increased prices for labor, land and materials used in the production of homes;

•                 increased competition, including continued competition and price pressure from distressed home sales;

•                 failure to anticipate or react to changing consumer preferences in home design;

•                 increased costs and delays in land development or home construction resulting from adverse weather conditions or other factors;

•                 potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations or governmental policies (including those that affect zoning, density, building standards, the environment and the residential mortgage industry);

•                delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                 changes in the Company’s effective tax rate and assumptions and valuations related to its tax accounts;

•                 the risk factors set forth in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q; and

•                 other factors over which the Company has little or no control.

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Four financial-statement pages to follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except share data)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
REVENUES
Homebuilding	$427,523	$254,912	$1,270,847	$862,604
Financial services	12,612	6,533	37,619	26,927
TOTAL REVENUES	440,135	261,445	1,308,466	889,531

EXPENSES
Cost of sales	341,691	209,127	1,027,472	726,956
Selling, general and administrative	57,324	41,852	189,500	158,045
Financial services	6,445	6,096	24,477	21,188
Interest	5,133	3,874	16,118	18,348
TOTAL EXPENSES	410,593	260,949	1,257,567	924,537

OTHER INCOME (LOSS)
Gain from marketable securities, net	777	592	2,214	3,882
Loss related to early retirement of debt, net	-	(274)	(9,146)	(1,608)
TOTAL OTHER INCOME (LOSS)	777	318	(6,932)	2,274
Income (loss) from continuing operations before taxes	30,319	814	43,967	(32,732)
Tax expense (benefit)	1,372	(449)	1,585	(2,865)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	28,947	1,263	42,382	(29,867)

Loss from discontinued operations, net of taxes	(374)	(451)	(2,000)	(20,883)

NET INCOME (LOSS)	$28,573	$812	$40,382	$(50,750)

NET INCOME (LOSS) PER COMMON SHARE
Basic
Continuing operations	$0.64	$0.03	$0.93	$(0.67)
Discontinued operations	(0.01)	(0.01)	(0.04)	(0.47)
Total	0.63	0.02	0.89	(1.14)
Diluted
Continuing operations	0.56	0.03	0.88	(0.67)
Discontinued operations	(0.01)	(0.01)	(0.04)	(0.47)
Total	$0.55	$0.02	$0.84	$(1.14)

AVERAGE COMMON SHARES OUTSTANDING
Basic	45,115,000	44,410,279	44,761,178	44,357,470
Diluted	53,052,803	45,074,734	49,655,321	44,357,470

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2012	December 31, 2011

ASSETS
Cash, cash equivalents and marketable securities
Cash and cash equivalents	$155,692	$159,113
Restricted cash	70,893	57,049
Marketable securities, available-for-sale	388,020	347,016
Total cash, cash equivalents and marketable securities	614,605	563,178
Housing inventories
Homes under construction	459,269	319,476
Land under development and improved lots	573,975	413,569
Inventory held-for-sale	4,684	11,015
Consolidated inventory not owned	39,490	51,400
Total housing inventories	1,077,418	795,460
Property, plant and equipment	20,409	19,920
Mortgage loans held-for-sale	107,950	82,351
Other	111,057	82,911
Assets of discontinued operations	2,480	35,324
TOTAL ASSETS	1,933,919	1,579,144

LIABILITIES
Accounts payable	124,797	74,327
Accrued and other liabilities	147,358	140,930
Financial services credit facility	-	49,933
Debt	1,134,468	823,827
Liabilities of discontinued operations	1,536	6,217
TOTAL LIABILITIES	1,408,159	1,095,234

EQUITY
STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value:
Authorized—10,000 shares Series A Junior
Participating Preferred, none outstanding	-	-
Common stock, $1.00 par value:
Authorized—199,990,000 shares
Issued—45,175,053 shares at December 31, 2012
(44,413,594 shares at December 31, 2011)	45,175	44,414
Retained earnings	458,669	405,109
Accumulated other comprehensive income	92	164
TOTAL STOCKHOLDERS’ EQUITY
FOR THE RYLAND GROUP, INC.	503,936	449,687
NONCONTROLLING INTEREST	21,824	34,223
TOTAL EQUITY	525,760	483,910
TOTAL LIABILITIES AND EQUITY	$1,933,919	$1,579,144

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
EARNINGS (LOSS) BEFORE TAXES (in thousands)
Homebuilding
North	$7,472	$557	$11,602	$(9,054)
Southeast	9,274	1,874	18,566	(11,676)
Texas	7,436	3,987	22,984	9,243
West	7,892	611	10,732	(5,326)
Financial services	6,167	437	13,142	5,739
Corporate and unallocated	(7,922)	(6,652)	(33,059)	(21,658)
Discontinued operations	(374)	(451)	(2,000)	(20,883)
Total	$29,945	$363	$41,967	$(53,615)
NEW ORDERS
Units
North	410	254	1,571	1,190
Southeast	498	299	1,936	1,172
Texas	282	275	1,286	1,077
West	303	82	926	328
Discontinued operations	9	5	62	187
Total	1,502	915	5,781	3,954
Dollars (in millions)
North	$125	$73	$461	$326
Southeast	120	66	454	253
Texas	78	68	345	272
West	103	27	285	103
Discontinued operations	2	2	14	39
Total	$428	$236	$1,559	$993
CLOSINGS
Units
North	424	306	1,372	1,107
Southeast	531	298	1,576	988
Texas	348	289	1,242	1,044
West	264	93	619	274
Discontinued operations	11	54	88	214
Total	1,578	1,040	4,897	3,627
Average closing price (in thousands)
North	$298	$274	$286	$271
Southeast	234	220	225	218
Texas	264	257	259	251
West	308	304	314	293
Discontinued operations	220	229	223	208
Total	$270	$254	$262	$249
OUTSTANDING CONTRACTS			December31,
Units			2012	2011
North			619	420
Southeast			881	521
Texas			477	433
West			414	107
Discontinued operations			7	33
Total			2,398	1,514
Dollars (in millions)
North			$188	$121
Southeast			211	111
Texas			135	112
West			129	38
Discontinued operations			3	7
Total			$666	$389
Average price (in thousands)
North			$305	$288
Southeast			239	214
Texas			283	258
West			311	353
Discontinued operations			334	220
Total			$278	$257

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION

(in thousands, except origination data)

	Three months ended December 31,		Twelve months ended December 31,
RESULTS OF OPERATIONS	2012	2011	2012	2011
REVENUES
Income from origination and sale of mortgage loans, net	$9,723	$4,287	$28,634	$19,873
Title, escrow and insurance	2,281	1,575	7,199	5,895
Interest and other	608	671	1,786	1,159
TOTAL REVENUES	12,612	6,533	37,619	26,927
EXPENSES	6,445	6,096	24,477	21,188
PRETAX EARNINGS	$6,167	$437	$13,142	$5,739

OPERATIONAL DATA

Retail operations:
Originations (units)	962	711	3,039	2,556
Ryland Homes originations as a percentage of total originations	99.9%	99.9%	99.9%	100.0%
Ryland Homes origination capture rate	67.5%	73.0%	68.1%	75.7%

OTHER CONSOLIDATED SUPPLEMENTAL INFORMATION

(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Interest incurred	$16,829	$14,066	$59,503	$56,635
Interest capitalized during the period	11,462	9,940	42,327	38,032
Amortization of capitalized interest included in cost of sales	12,845	10,010	40,612	32,068
Depreciation and amortization	4,903	2,833	15,399	11,312